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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 20, 2002 (except for the last paragraph of Note 9, as to which the date is April 23, 2002) for Gotham Golf Partners, L.P. and our report dated May 2, 2002 for Gotham Golf Corp., included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-88144) and related Prospectus of Gotham Golf Corp. for the registration of its common stock, Series A cumulative convertible redeemable preferred stock, subscription rights to purchase common stock, and 11% notes of Southwest Shopping Centers Co. II, L.L.C.

                                          /S/  ERNST & YOUNG LLP

Harrisburg, Pennsylvania
October 31, 2002